Exhibit 5.1

Consumer Portfolio Services, Inc.

3800 Howard Hughes Parkway, Suite 1400

Las Vegas, Nevada 89169

December 10, 2025

Consumer Portfolio Services, Inc.

3800 Howard Hughes Parkway, Suite 1400

Las Vegas, Nevada 89169

RE: Registration Statement on Form S-8

Ladies and Gentlemen:

I am acting as counsel for Consumer Portfolio Services, Inc. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of a maximum of 4,501,330 shares (the “Shares”) of the Company’s common stock, no par value (the “Common Stock”), to be issued by the Company pursuant to awards under the Consumer Portfolio Services Inc. 2025 Equity Incentive Plan (as amended from time to time, the “Plan”).

In connection with this opinion, I have examined the Registration Statement, the Company’s Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws and the originals or copies, certified or otherwise identified to my satisfaction, of such records, agreements, documents, certificates, memoranda and other instruments as in my judgment, are necessary or appropriate to enable me to render the opinion expressed below. As President, Chief Operating Officer and Chief Legal Officer of the Company, I have general responsibility for supervising attorneys who may have been asked to review legal matters arising in connection with the offering and sale of the Shares. Accordingly, some of the matters referred to herein have not been handled personally by me, but I have been made familiar with the facts and circumstances and the applicable law. The opinions expressed herein are my own or are opinions of others with which I concur.

In rendering this opinion, I have assumed the genuineness of all signatures on all documents examined by me, the due authorization of the parties signing such documents, the authenticity of all documents submitted to me as originals, the conformity to authentic originals of all documents submitted to me as copies and that the offer and sale of the Shares complies in all respects with the terms, conditions and restrictions set forth in the Registration Statement and the Plan. Furthermore, the Company has reserved from its duly authorized capital stock a sufficient number of shares of Common Stock, including the Shares, for issuance under the Plan and will keep such reserve available at all times to enable the Company to issue and deliver the Shares upon the settlement of awards under the Plan.

Based upon, subject to and limited by the foregoing, and based upon my examination of such documents and other matters as I deem relevant, it is my opinion that the Shares to be offered by the Company under the Plan pursuant to the Registration Statement are duly authorized and, when issued and sold by the Company in accordance with the Plan and the awards thereunder, the Registration Statement and the related prospectus, will be validly issued, fully paid and non-assessable.

This opinion letter speaks only as of its date. I do not undertake any obligation to advise you or any other party of changes of law or fact that occur after the date of this opinion letter - even though the change may affect the legal analysis or legal conclusion in this opinion letter.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement. In giving such consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Michael T. Lavin
Michael T. Lavin President, Chief Operating Officer and Chief Legal Officer